EXHIBIT 10(a)


                       THIRD AMENDMENT TO CREDIT AGREEMENT

         This Amendment, dated as of March 30, 2001, is made by and among INNOVEX, INC., a Minnesota corporation (the "Borrower"), each of the banks appearing on the signature pages hereof, together with such other banks as may from time to time become a party to the Credit Agreement (defined below) pursuant to the terms and conditions of Article VIII of the Credit Agreement (herein collectively called the "Banks" and individually each called a "Bank"), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, formerly known as Norwest Bank Minnesota, National Association, a national banking association, in its separate capacity as administrative agent for itself and all other Banks (in such capacity, the "Agent").

                                    Recitals

         A. The Borrower has requested that the Banks and the Agent, among other things, amend certain financial covenants, exclude certain foreign Accounts and Inventory from the Borrowing Base, waive certain covenant and payment defaults and provide other accommodations.

         B. The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of September 15, 1999, a First Amendment to Credit Agreement dated as of June 29, 2000, and a Second Amendment to Credit Agreement dated as of December 31, 2000 (as amended or restated from time to time, the "Credit Agreement").

         C. The Borrower has represented to the Banks that it is securing additional financing from foreign financial institutions. The Borrower has further represented it intends to offer, as collateral for this financing, its real and personal property assets located in the country of Thailand. Among other things, this Amendment provides for a Revolving Facility with a Borrowing Base which excludes foreign Accounts and Inventory.

         D. The Banks and the Agent are willing to grant the Borrower's requests subject to the terms and conditions set forth below.

                                    Agreement

         ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the Borrower, the Banks and the Agent agree as follows:


         1. All capitalized terms used in this Amendment and not otherwise specifically defined in this Amendment shall have the meanings given such terms in the Credit Agreement.

         2. Section 1.1 of the Credit Agreement is hereby amended by restating the following definitions in the appropriate alphabetical location:

                  "Borrowing Base" means, at any time and subject to change from time to time in the Banks' reasonable discretion, the lesser of:

                  (a)      the Revolving Commitment Amount or


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                  (b)      the sum of:

                           (i)      80% OF ELIGIBLE ACCOUNTS, PLUS

                           (ii)     50% OF ELIGIBLE INVENTORY.

                  "Borrowing Base Certificate" means a certificate in the form attached hereto as Exhibit A.

                  "Eligible Accounts" means all unpaid Accounts of the Borrower, Innovex Precision Components, Inc., and Innovex Southwest, Inc., net of any credits, except the following shall not in any event be deemed Eligible Accounts:

                  (i) That portion of Accounts unpaid 90 days or more after the invoice date;

                  (ii) That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

                  (iii) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer;

                  (iv) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Banks that (A) the Banks have a first priority perfected security interest and (B) such Accounts may be enforced by the Banks directly against such unit of government under all applicable laws);

                  (v) Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Banks as beneficiary or assigned to the Banks, in the Agent's possession and acceptable to the Banks in all respects, in their sole discretion, (B) covered by a foreign receivables insurance policy acceptable to the Banks in their sole discretion;

                  (vi) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

                  (vii) Accounts owed by a shareholder, Subsidiary, Affiliate, officer or employee of the Borrower;

                  (viii) Accounts not subject to a duly perfected security interest in the Banks' favor or which are subject to any lien, security interest or claim in favor of any Person other than the Banks including without limitation any payment or performance bond;

                  (ix) That portion of Accounts that has been restructured, extended, amended or modified;

                  (x) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

                  (xi) That portion of Accounts owed by any one Account debtor that would cause the total of such Account debtor's Accounts to exceed 25% of the total Accounts of the Borrower, Innovex Precision Components, Inc., and Innovex Southwest, Inc., excepting (A) Accounts owed by Seagate Technology, Inc. and its Subsidiaries and Affiliates which may constitute up to 75% of the total Accounts of the Borrower, Innovex Precision Components, Inc., and Innovex Southwest, Inc., and
         (B) Accounts owed by Little Fuse and its Subsidiaries and Affiliates which may constitute up to 30% of the total Accounts of the Borrower, Innovex Precision Components, Inc., and Innovex Southwest, Inc.;

                  (xii) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 10% or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii)or
         (ix) above; and

                  (xiii) Accounts, or portions thereof, otherwise deemed ineligible by the Banks in their reasonable discretion.

                  "Eligible Inventory" means all Inventory of the Borrower, Innovex Precision Components, Inc., and Innovex Southwest, Inc., at the lower of cost or market value as determined in accordance with GAAP; provided, however, that the following shall not in any event be deemed Eligible Inventory:


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                  (i) Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Banks in writing; located outside of the states, or localities, as applicable, in which the Banks have filed financing statements to perfect a first priority security interest in such Inventory; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Banks;

                  (ii) Supplies, packaging, parts or sample Inventory;

                  (iii) Work-in-process Inventory;

                  (iv) Inventory that is damaged, obsolete, slow moving or not currently saleable in the normal course of the Borrower's operations;

                  (v) Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

                  (vi) Inventory that is perishable or live;

                  (vii) Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Banks to exercise their rights and remedies against such Inventory;

                  (viii) Inventory classified as "deferred product variance";

                  (ix) Inventory that is subject to a security interest in favor of any Person other than the Banks; and

                  (x) Inventory otherwise deemed ineligible by the Banks in their reasonable discretion.

         "Margin" means, with respect to computation of the applicable interest rate on Fundings under a Facility, without regard to the Borrower's Leverage Ratio and status: (a) until the aggregate principal amount outstanding under the Term Notes is less than $17,500,000 and the Borrower is not in default under the Credit Agreement, one and three-quarters percent (1.75%) for Floating Rate Advances and three and one-half percent (3.50%) for Eurodollar Rate Advances, and (b) after the aggregate principal amount outstanding under the Term Notes is less than $17,500,000 and so long as the Borrower is not in default under the Credit Agreement, one and one-half percent (1.50%) for Floating Rate Advances three and one-quarter percent (3.25%) and for Eurodollar Rate Advances.

         "Revolving Commitment" means, with respect to each Bank, such Bank's Percentage of the Revolving Commitment Amount, unless such amount is reduced pursuant to Section 2.14(a) hereof, in which event it means the amount to which said amount is reduced pursuant thereto, or as the context may require, the obligation of such Bank to make Revolving Advances, as contemplated in Section 2.1.

         "Revolving Commitment Amount" shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000), being the maximum amount of the Revolving Commitments of all Banks, in the aggregate, to make Revolving Advances to the Borrower pursuant to Section 2.1, subject to reduction in accordance with
Section 2.14(a).

         "Thai Guaranty" shall have the meaning set forth in Section 6.3(d) of this Credit Agreement.

         "Third Amendment" means the Third Amendment to Credit Agreement, dated as of March 30, 2001, by and among the Borrower, the Banks and the Agent.

         3. Article V of the Credit Agreement is hereby amended to add a new
Section 5.13 at the end thereof as follows:

                  "5.13 Mandatory Prepayment. The Borrower will, and will cause each of its Subsidiaries to, take all action necessary to apply any and all proceeds received from any sale or other disposition of the Borrower's assets located in Mexico towards the prepayment of the Term Notes in inverse order of their respective maturities. For purposes of this covenant, "proceeds" shall include all amounts received by the Borrower or its Subsidiaries upon the sale or other disposition of such assets, net of any costs incurred by the Borrower or its Subsidiaries in connection with such sale."


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         4. Section 6.1 of the Credit Agreement is hereby amended to add a new subparagraph (i) at the end thereof as follows:

                  "(i) liens and security interests granted by Innovex (Thailand) Limited in favor of the Industrial Finance Corporation of Thailand and the Bank of Ayudhya Company Limited (together, the "Thai Lenders") pursuant to the Credit Facilities Agreement between Innovex (Thailand) Limited and the Thai Lenders dated as of April 23, 2001."

         5. Section 6.3 of the Credit Agreement is hereby amended to add a new subparagraph (d) at the end thereof as follows:

                  "(d) a guaranty by the Borrower in favor of the Industrial Finance Corporation of Thailand and the Bank of Ayudhya Company Limited (together, the "Thai Lenders") of the obligations of Innovex (Thailand) Limited to the Thai Lenders in an amount not to exceed 1.2 Billion Baht under the Credit Facilities Agreement between Innovex (Thailand) Limited and the Thai Lenders dated on or about April 23, 2001 (the "Thai Guaranty")."

         6. Section 6.4 of the Credit Agreement is hereby amended to add a new subparagraph (d) at the end thereof as follows:

                  "(d) equity investments in or loans or other extensions of credit to Innovex (Thailand) Limited in excess of the amount of such investments and extensions of credit outstanding and shown on the consolidated and consolidating balance sheet of the Borrower as of March 31, 2001."

         7. The requirements of Section 5.9 regarding the Borrower's minimum Interest Coverage Ratio, Section 5.10 regarding the Borrower's maximum Leverage Ratio, Section 5.11 regarding the Borrower's minimum Net Worth, and Section 5.12 regarding Borrower's profitability, in each case as of March 31, 2001 are waived by Banks. Such waivers are limited to the March 31, 2001 Covenant Computation Date. In addition, the Banks waive the Borrower's failure to pay the regularly scheduled principal payment of the Term Notes that was due April 1, 2001; provided, however that such regularly scheduled principal payment shall be paid in full not later than the earlier of May 1, 2001 or the date when Innovex (Thailand) Limited shall have borrowed not less than 1.2 Billion Baht from The Industrial Finance Corporation of Thailand, Bank of Ayudhya Public Company Limited, and/or other Thai entities.

         8. Section 5.1(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "(b) as soon as available and in any event within twenty (20) days after the end of each fiscal month of the Borrower, an unaudited/internal balance sheet and statement of income, cash flow and retained earnings of the Borrower and its Subsidiaries as at the end of and for such month and for the year-to-date period then ended, prepared on a consolidated and consolidating basis, in reasonable detail and the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP hereof, subject to year-end audit adjustments; and accompanied by a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit B to the Third Amendment, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) with respect to each such month-end which is also a Covenant Computation Date, all relevant facts in reasonable detail to evidence, and the computations as to whether or not the Borrower is in compliance with the requirements set forth in Sections 5.9, 5.10, 5.11, 5.12 and 6.12;".

         9. Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.14 immediately following Section 6.13:


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                  "Section 6.14. Prohibition on Certain Payments under the Thai
         Guaranty. The Borrower shall not make any payment pursuant to the Thai Guaranty if such payment could reasonably be expected to create a default under this Credit Agreement, including, without limitation, a default under the financial covenants contained in Article V. The Borrower shall provide the Agent with ten (10) days prior written notice of any payment it proposes to make under the Thai Guaranty."

         10. This Amendment, including without limitation the covenant and payment waivers contained herein, shall not be or become effective unless the Agent receives each of the following items in form and substance acceptable to the Agent on or before May 1, 2001:

                  (a) This Amendment, duly executed by the Agent, the Banks and the Borrower, and duly acknowledged by the Guarantors;

                  (b) A certified copy of the resolutions of the Board of Directors of the Borrower evidencing that the officers of the Borrower have authority to enter into this Amendment and the transactions contemplated by this Amendment (which resolutions may, at the option of the Agent, be in the form of ratifying resolutions);

                  (c) An opinion of counsel to the Borrower and the Guarantors in form and content acceptable to the Agent;

                  (d) Payment of all legal fees incurred by the Agent through the date of this Amendment;

                  (e) An Escrow Agreement in form and substance satisfactory to the Banks among the Borrower, the Banks, Innovex (Thailand) Limited, The Industrial Finance Corporation of Thailand, Bank of Ayudhya Public Company Limited, and Citibank, N.A., Bangkok Branch, as Escrow Agent, duly executed by each of the parties thereto, pursuant to which Citibank, N.A., Bangkok Branch will hold certificates evidencing the capital stock of Innovex (Thailand) Limited.

                  (f) A Prioritization Agreement in form and substance satisfactory to the Banks among the Borrower, the Banks, The Industrial Finance Corporation of Thailand, and the Bank of Ayudhya Public Company Limited, duly executed by each of the parties thereto, whereby the parties agree as to the priority of certain payments.

                  (g) Payment of the Revolving Notes in an amount not less than $5,700,000 and payment of the Term Notes in an amount not less than $1,562,500.

         11. Except as amended by this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in all other respects in full force and effect.

         12. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         13. The Borrower and each Guarantor, by signing its respective Acknowledgment and Agreement set forth below, each hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Banks, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (the "Released Parties"), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against such Released Party for or by reason of any act, omission, matter, cause or


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thing whatsoever arising from the beginning of time to and including the date of this Amendment in connection with or related to the transactions evidenced by the Loan Documents, whether such claims, demands and causes of action are mature or unmatured or known or unknown.

         14. Except as expressly set forth herein, the execution of this Amendment shall not be deemed to be a waiver of any Event of Default under the Credit Agreement, whether or not known to the Agent and/or the Banks and whether or not existing on the date of this Amendment.

         15. The Borrower hereby represents and warrants to the Agent and the Banks as follows:

                  (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations under the Credit Agreement, as amended by this Amendment, and the Credit Agreement, as amended by this Amendment, and the other Loan Documents executed on behalf of the Borrower have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

                  (b) The execution, delivery and performance by the Borrower of the Credit Agreement, as amended by this Amendment, and the other Loan Documents executed on behalf of the Borrower have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Articles of Incorporation or By-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

                  (c) All of the representations and warranties contained in
         Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

         16. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended by this Amendment; and any and all references in any of the other Loan Documents to the "Credit Agreement" shall be deemed to refer to the Credit Agreement as amended by this Amendment.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                               INNOVEX, INC.
                               By
                               Its


                                   WELLSFARGO BANK MINNESOTA, NATIONAL
                                        ASSOCIATION, formerly known as Norwest
                                        Bank Minnesota, National Association, as
                                        Bank and as Agent
                               By
                               Its

                                   U.S. BANK NATIONAL ASSOCIATION, as Bank
                               By
                               Its


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